Exhibit 99.1

BIONIK Laboratories Announces Regulatory Approval and First Sale of its InMotion® ARM Robotic Technology by its Exclusive Distributor in South Korea

Distributor Curexo secures first purchase from SeoSong Rehabilitation Hospital just days after securing device clearance from the South Korean Ministry of Food and Drug Safety

TORONTO, BOSTON – January 30, 2020 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced it has received regulatory approval in South Korea, and that its exclusive distributor Curexo secured the first sale for BIONIK’s InMotion® robotic technology in the country, out of Curexo’s existing inventory.

BIONIK received notice of regulatory approval for its InMotion® ARM from the South Korean Ministry of Food and Drug Safety on January 08, 2020, representing a significant step toward the penetration of Asian markets for the company. Just days later, Curexo, a recognized leader in medical device distribution and BIONIK’s exclusive distribution partner in South Korea, received its first purchase order for an InMotion® ARM system from SeoSong Rehabilitation Hospital, a new university rehabilitation nursing hospital expected to open on March 1, 2020. Both the regulatory approval and purchase order were led by Curexo.

“We are excited to implement BIONIK’s InMotion® ARM robots into our patient treatment programs upon the hospital’s grand opening, as we believe it will enhance our patient outcomes and quality of care,” said Dr. Hong Yong Kim, Head Medical Doctor, SeoSong Rehabilitation Hospital. “BIONIK’s InMotion® ARM robotics was the optimal choice for us as we seek to offer the most innovative stroke recovery care available to the market. We look forward to a long and successful relationship.”

In South Korea, nearly 105,000 people experience a stroke event each year, and more than 7% of the population aged 75 and above are patients with stroke. Direct costs of stroke in South Korea are estimated to be approximately 1.68 trillion KRW.

“We are thrilled to receive approval from the Ministry of Food and Drug Safety for our InMotion® ARM robotic systems. This entry into the South Korean market is significant for our Company as we continue to seek penetration throughout Asia, where we believe robotic technologies are more readily adopted,” said Dr. Eric Dusseux, CEO, BIONIK. “To have our distributor Curexo receiving a first purchase order so quickly is equally exciting and showcases the appetite South Korean healthcare facilities have for innovative technologies that can enhance patient outcomes. We look forward to working with SeoSong Hospital to enhance patient care for those recovering from stroke.”

Curexo is a manufacturer and importer of surgical and medical robots in South Korea, whose largest shareholders are Korea Yakult Corp. and Hyundai Heavy Industries. Its exclusive distribution agreement with BIONIK, first signed in 2018, gives it exclusive rights to sell and market InMotion® robotic systems in South Korea.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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